Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BIOLEX, INC.

Pursuant to Section 242 and Section 245 of the General Corporation Law of Delaware, the undersigned corporation hereby submits the following for the purpose of amending and restating its Amended and Restated Certificate of Incorporation, and does hereby certify as follows:

1. The name of the corporation is Biolex, Inc. The corporation’s original Certificate of Incorporation was filed on September 19, 1997, under the name Microplant Technologies, Inc.

2. The corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety, as set forth in the text of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

3. This Amended and Restated Certificate of Incorporation will be effective upon filing.

IN WITNESS WHEREOF, Biolex, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Jan Turek, its President and Chief Executive Officer on May 17, 2007.

BIOLEX, INC.

By:	/s/ Jan Turek
Jan Turek
President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BIOLEX, INC.

ARTICLE I

The name of the corporation shall be “Biolex, Inc.” (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808 and the name of the registered agent is Corporation Service Company.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation shall have the authority to issue One Hundred Ninety-Nine Million Nine Hundred Twenty-Eight Thousand Five Hundred Forty-Five (199,928,545) shares of capital stock, $0.001 par value per share, of which One Hundred Ten Million (110,000,000) shares shall be Class A Voting Common Stock, Three Thousand Eight Hundred Twenty-One (3,821) shares shall be Class B Nonvoting Common Stock and Eighty-Nine Million Nine Hundred Twenty-Four Thousand Seven Hundred Twenty-Four (89,924,724) shares shall be Preferred Stock. Of the authorized shares of Preferred Stock, Five Million Ninety-Two Thousand Seven Hundred One (5,092,701) shares shall be designated Series AA1 Preferred Stock, Twenty-Two Million Five Hundred Ninety-Four Thousand Eight Hundred Sixty-Four (22,594,864) shares shall be designated Series AA2 Preferred Stock, Thirty-Two Million One Hundred Eighty-Seven Thousand One Hundred Fifty-Nine (32,187,159) shares shall be designated Series BB Preferred Stock and Thirty Million Fifty Thousand (30,050,000) shares shall be designated Series CC Preferred Stock. The Class A Voting Common Stock and the Class B Nonvoting Common Stock are collectively referred to herein as the “Common Stock”, the Series AA1 Preferred Stock, the Series AA2 Preferred Stock, the Series BB Preferred Stock and Series CC Preferred Stock are collectively referred to herein as the “Preferred Stock”, and the Series AA2 Preferred Stock, Series BB Preferred Stock and the Series CC Preferred Stock are collectively referred to herein as the “Senior Preferred Stock.” The Common Stock and Preferred Stock shall have the rights, preferences, privileges and restrictions set forth below in Article V.

ARTICLE V

A statement of the designations of the authorized classes and series of stock, and the powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, is as follows.

A. Dividends

1. Series CC Preferred Stock. Subject to the provisions contained herein, the holders of Series CC Preferred Stock, in preference to the holders of Series BB Preferred Stock, Series AA2 Preferred Stock, Series AA1 Preferred Stock and Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series CC Original Purchase Price (as defined below) (as adjusted for Recapitalizations (as defined below) with respect to such shares) per annum on each outstanding share of Series CC Preferred Stock (the “Series CC Dividends”). The Series CC Dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative. So long as any shares of Series CC Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Series BB Preferred Stock, Series AA2 Preferred Stock, Series AA1 Preferred Stock and Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all Series CC Dividends shall have been paid or declared and set apart, except for repurchases of shares from former employees, officers, directors, advisors or service providers upon termination of employment for a price not greater than the cash price paid by such former employees, officers, directors, advisors or service providers, pursuant to the terms of stock purchase agreements with such former employees, officers, directors, advisors or service providers providing for such repurchases at the original issuance prices for such shares and approved by the Board of Directors.

2. Preferred Stock. The holders of Preferred Stock shall be entitled, consistent with Delaware law, to receive out of the assets of the Corporation legally available therefor, dividends when, as and if declared by the Board of Directors of the Corporation. Subject to the provisions of Section V.A.1, with respect to the declaration, payment and setting apart of dividends, other than in Class A Voting Common Stock, whether in cash, securities of other persons, evidences of indebtedness, assets, Convertible Securities (as defined in Section V.F.4. below), Stock Purchase Rights (as defined in Section V.F.4. below) or rights to acquire any of the above, the holders of Senior Preferred Stock shall be entitled to participate with the Common Stock and/or Series AA1 Preferred Stock, as the case may be, and receive, before any dividends shall be declared and paid upon or set aside for the Common Stock and/or Series AA1 Preferred Stock, as the case may be, the same dividends or distributions as are proposed to be distributed to the holders of Common Stock and/or Series AA1 Preferred Stock, as the case may be. For purposes of determining the dividends or distributions payable on shares of Senior Preferred Stock under this Section V.A.2, each share of Senior Preferred Stock shall be treated for purposes of such participation as being equal to the number of shares of Common Stock (which may be a fraction) into which such share could then be converted. The rights of the holders of Preferred Stock with respect to dividends of Class A Voting Common Stock are set forth in Section V.F.1. hereof.

3. Common Stock. Subject to the provisions of Section V.A.2. above, the holders of Common Stock shall be entitled, consistent with Delaware law, to receive out of the assets of the Corporation legally available therefor, dividends when, as and if declared by the Board of Directors of the Corporation. No dividend shall be paid on any class of Common Stock unless the same dividend per share is concurrently declared and paid on all classes of Common Stock.

B. Preference on Liquidation

1. Order of Preference.

(a) Series CC Preferred Stock. In connection with any Liquidating Event (as defined below) the rights of the Series CC Preferred Stock shall rank senior to the Series BB Preferred Stock, Series AA2 Preferred Stock, Series AA1 Preferred Stock and Common Stock. Upon the occurrence of any Liquidating Event, each holder of Series CC Preferred Stock then outstanding shall be paid, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Series BB Preferred Stock, Series AA2 Preferred Stock, Series AA1 Preferred Stock or Common Stock, the greater of (i) an amount per share equal to the amount of $1.18 (the “Series CC Original Purchase Price”), as adjusted for any Recapitalizations (as defined below) with respect to such shares, plus an amount per share equal to the sum of (A) eight percent (8%) of such Series CC Original Purchase Price, as adjusted for any Recapitalizations with respect to such shares, and (B) all declared but unpaid dividends thereon for each share of Series CC Preferred Stock then held by them (such sum, the “Series CC Liquidation Amount”), multiplied by the number of shares of Series CC Preferred Stock held by such holder, or (ii) the amount such holder would be entitled to receive upon such Liquidating Event if the holder had converted all of such holder’s shares of Series CC Preferred Stock into Class A Voting Common Stock immediately prior to such Liquidating Event at the then-applicable conversion rate (such greater amount, the “Series CC Preferential Amount”). As used herein, the term “Recapitalizations” shall mean stock splits, stock dividends, stock combinations, recapitalizations, and the like.

If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series CC Preferred Stock the Series CC Preferential Amount, then the entire assets and funds of the Corporation legally available for distribution to its stockholders shall be distributed ratably among the holders of Series CC Preferred Stock in proportion to the Series CC Preferential Amount each such holder is otherwise entitled to receive pursuant to this Section V.B.1(a).

(b) Series BB Preferred Stock. Upon the occurrence of any Liquidating Event, after payment of the full Series CC Preferential Amount, the rights of the Series BB Preferred Stock shall rank senior to the Series AA2 Preferred Stock, Series AA1 Preferred Stock and Common Stock. Upon the occurrence of any Liquidating Event, each holder of Series BB Preferred Stock then outstanding shall be paid, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Corporation’s Series AA2 Preferred Stock, Series AA1 Preferred Stock or Common Stock, the greater of

(i) an amount per share equal to the amount of $1.12 (the “Series BB Original Purchase Price”), as adjusted for any Recapitalizations with respect to such shares, plus all declared or accrued but unpaid dividends thereon for each share of Series BB Preferred Stock then held by them (such sum, the “Series BB Liquidation Amount”), multiplied by the number of shares of Series BB Preferred Stock held by such holder, or (ii) the amount such holder would be entitled to receive upon such Liquidating Event if the holder had converted all of such holder’s shares of Series BB Preferred Stock into Class A Voting Common Stock immediately prior to such Liquidating Event at the then-applicable conversion rate (such greater amount, the “Series BB Preferential Amount”).

If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series BB Preferred Stock the Series BB Preferential Amount, then the entire assets and funds of the Corporation legally available for distribution to its stockholders and remaining after payment in full of the Series CC Preferential Amount shall be distributed ratably among the holders of Series BB Preferred Stock in proportion to the Series BB Preferential Amount each such holder is otherwise entitled to receive pursuant to this Section V.B.1(b).

(c) Series AA2 Preferred Stock. Upon the occurrence of any Liquidating Event, after payment of the full Series CC Preferential Amount and Series BB Preferential Amount, each holder of Series AA2 Preferred Stock then outstanding shall be paid, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Corporation’s Series AA1 Preferred Stock or Common Stock, the greater of (i) an amount per share equal to the amount of $1.00 (the “Series AA2 Original Purchase Price”), as adjusted for any Recapitalizations with respect to such shares, plus all declared or accrued but unpaid dividends thereon for each share of Series AA2 Preferred Stock then held by them (such sum, the “Series AA2 Liquidation Amount”), multiplied by the number of shares of Series AA2 Preferred Stock held by such holder, or (ii) the amount such holder would be entitled to receive upon such Liquidating Event if the holder had converted all of such holder’s shares of Series AA2 Preferred Stock into Class A Voting Common Stock immediately prior to such Liquidating Event at the then-applicable conversion rate (such greater amount, the “Series AA2 Preferential Amount”).

If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series AA2 Preferred Stock the Series AA2 Preferential Amount, then the entire assets and funds of the Corporation legally available for distribution to its stockholders and remaining after payment in full of the Series CC Preferential Amount and the Series BB Preferential Amount shall be distributed ratably among the holders of Series AA2 Preferred Stock in proportion to the Series AA2 Preferential Amount each such holder is otherwise entitled to receive pursuant to this Section V.B.1(c).

(d) Series AA1 Preferred Stock. Upon the occurrence of any Liquidating Event, after payment of the full Series CC Preferential Amount, Series BB Preferential Amount and Series AA2 Preferential Amount, each holder of Series AA1 Preferred

Stock then outstanding shall be paid, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Corporation’s Common Stock, the greater of (i) an amount per share equal to the amount of $1.00 (the “Series AA1 Original Purchase Price”), as adjusted for any Recapitalizations with respect to such shares, plus all declared or accrued but unpaid dividends thereon for each share of Series AA1 Preferred Stock then held by them (such sum, the “Series AA1 Liquidation Amount”), multiplied by the number of shares of Series AA1 Preferred Stock held by such holder, or (ii) the amount such holder would be entitled to receive upon such Liquidating Event if the holder had converted all of such holder’s shares of Series AA1 Preferred Stock into Class A Voting Common Stock immediately prior to such Liquidating Event at the then-applicable conversion rate (such greater amount, the “Series AA1 Preferential Amount”).

If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series AA1 Preferred Stock the Series AA1 Preferential Amount, then the entire assets and funds of the Corporation legally available for distribution to its stockholders and remaining after payment in full of the Series CC Preferential Amount, Series BB Preferential Amount and Series AA2 Preferential Amount shall be distributed ratably among the holders of Series AA1 Preferred Stock in proportion to the Series AA1 Preferential Amount each such holder is otherwise entitled to receive pursuant to this Section V.B.1(d).

(e) Common Stock. Any assets of the Corporation remaining after the payments specified in Sections V.B.1(a), V.B.1(b), V.B.1(c) and V.B.1(d) above shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

2. Written Notice. Written notice of any such Liquidating Event stating a payment date, the place where such payment shall be made, the amount of each payment in liquidation and the amount of dividends to be paid shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein (where practicable), but in no event less than fifteen (15) days prior to the payment date stated therein, to each holder of record of the Preferred Stock at such holder’s address as shown in the records of the Corporation, provided that any holder of Preferred Stock may convert its shares of Preferred Stock to Class A Voting Common Stock during such period at any time prior to the payment date stated in such notice.

3. Liquidating Event. A “Liquidating Event” shall mean (a) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or (b) a transaction or series of related transactions resulting in any of the following: (1) a sale, lease, transfer, exchange or other disposition of all or substantially all the assets of the Corporation or an exclusive license of all or substantially all of the Corporation’s intellectual property, (2) a merger, consolidation, sale or reorganization as a result of which stockholders of the Corporation immediately prior to such merger, consolidation, sale or reorganization either (A) possess less than 50% of the voting power of the acquiring, surviving or successor entity immediately following such merger, consolidation, sale or reorganization or (B) do not possess the voting power of the acquiring, surviving or successor entity immediately following such merger, consolidation, sale or reorganization in substantially the same proportions as such stockholders possessed immediately prior thereto, or (3) the transfer by one or more stockholders of the Corporation of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation. Notwithstanding the foregoing, if the holders of (i) a majority of the shares of Senior Preferred Stock (voting together as a single a class and not as separate series) and (ii) at least sixty-two and one half percent (62.5%) of the shares of Series CC Preferred Stock so elect by giving written notice to the Corporation before the effective date of a sale of assets, merger or consolidation that would otherwise be a Liquidating Event as defined herein, such transaction shall not be deemed a Liquidating Event and the provisions of Section V.E.7. shall apply to the extent applicable.

4. Determination of Fair Value. Whenever the distribution provided for in this Section V.B. shall be payable in securities or property other than cash, the “fair value” of the securities or property to be distributed in such event shall be determined as follows:

(a) Securities not subject to investment letter or other similar restrictions on free marketability covered by Section V.B.4(b) below:

(i) If traded on a securities exchange, the fair value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-calendar-day period ending three business days prior to the closing of the Liquidating Event;

(ii) If actively traded over-the-counter, the fair value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-calendar-day period ending three business days prior to the closing of the Liquidating Event; and

(iii) If there is no active public market, the fair value shall be the fair market value thereof, as reasonably determined by the Board of Directors in good faith; provided, however, that if one or more stockholders holding in the aggregate at least a majority of the total number of shares of Senior Preferred Stock then outstanding, object to such determination by providing written notice to the Corporation within ten (10) calendar days of the mailing of the notice delivered pursuant to Section V.B.2. above (the “Objecting Stockholders”), then the Corporation and a majority in voting power of the Objecting Stockholders shall select an independent appraiser to determine the fair market value thereof, and if no agreement can be reached on selection of such independent appraiser, each of the Corporation and a majority in voting interest of the Objecting Stockholders shall select an independent appraiser who shall together select a third independent appraiser who shall determine the fair market value of such securities. The fees and expenses of any such third independent appraiser shall be borne by the party (the Corporation on one hand or the Objecting Stockholders on the other hand) whose fair market value determination is furthest from that determined by the third independent appraiser.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the fair value determined as provided in clauses (i), (ii) or (iii) of Section V.B.4(a) above, to reflect the adjusted fair value thereof, as reasonably determined by the Board of Directors in good faith; provided, however, that if one or more stockholders holding in the aggregate at least a majority of the total number of shares of Senior Preferred Stock then outstanding object to such discount, the amount of such discount shall be determined under the same procedure as set forth in Section V.B.4(a)(iii) above.

(c) If the distribution would be payable in assets or property other than securities, the fair value thereof shall be determined under the same procedure as set forth in Section V.B.4(a)(iii) above.

C. Redemption

1. The Corporation shall, at the option of the holders of a majority of the then outstanding shares of Senior Preferred Stock, voting together as a class (the “Electing Holders”), at any time after May 18, 2012, exercised by written notice provided by such Electing Holders to the Corporation (the “Redemption Election”) and subject to the provisions of this Section V.C., redeem all outstanding shares of Preferred Stock, other than Excluded Shares (as defined below). Within ten (10) days after receipt of the Redemption Election, the Corporation shall send a copy of such Redemption Election to each other holder of Preferred Stock. Such redemption shall occur in three (3) equal annual installments, with the first such installment to occur on the date that is ninety (90) days after the receipt of such Redemption Election (each, a “Redemption Date”) at the Redemption Price (as defined below), from any source of funds legally available therefor, until all such shares of Preferred Stock have been redeemed or converted. The “Redemption Price” per share shall be equal to, as applicable: (i) for the Series CC Preferred Stock, the Series CC Liquidation Amount, plus an amount equal to simple interest on such Series CC Liquidation Amount accrued at a rate of ten percent (10%) per annum from the date of issuance of such share of Series CC Preferred Stock through the applicable Redemption Date, (ii) for the Series BB Preferred Stock, the Series BB Liquidation Amount, plus an amount equal to simple interest on such Series BB Liquidation Amount accrued at a rate of ten percent (10%) per annum from the date of issuance of such share of Series BB Preferred Stock through the applicable Redemption Date, (iii) for the Series AA2 Preferred Stock, the Series AA2 Liquidation Amount, plus an amount equal to simple interest on such Series AA2 Liquidation Amount accrued at a rate of ten percent (10%) per annum from August 22, 2005 (the “Series BB Issue Date”) through the applicable Redemption Date, and (iv) for the Series AA1 Preferred Stock, the Series AA1 Liquidation Amount, plus an amount equal to simple interest on such Series AA1 Liquidation Amount accrued at a rate of ten percent (10%) per annum from the Series BB Issue Date through the applicable Redemption Date. Notwithstanding anything contained in this Section C to the contrary, Excluded Shares shall not be redeemed and shall be excluded from any calculation of the number of shares to be redeemed.

2. At least twenty (20) days prior to each Redemption Date, written notice (the “Redemption Notice”) shall be mailed, postage prepaid, by the Corporation to each holder of Preferred Stock to be redeemed at its post office address last shown on the records of the Corporation, specifying the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder’s conversion rights as to such shares pursuant to Section V.E. below terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed on the next Redemption Date. If the Corporation receives, on or prior to the fifteenth (15th) day after delivery of the Redemption Notice to a holder of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section C, then the shares registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares”. The holders of Preferred Stock, whether or not they are Electing Holders, shall have their shares of Preferred Stock (other than Excluded Shares) automatically redeemed in accordance with the terms of this Section V.C on the applicable Redemption Date. On a Redemption Date, the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after a Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of the Preferred Stock of the Corporation (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

3. If no funds or insufficient funds are legally available at the time of any Redemption Date to redeem all of the shares of the Preferred Stock then due to be redeemed, then the Corporation shall first redeem shares of the Series CC Preferred Stock from holders thereof pro rata based on the aggregate Redemption Price of the Series CC Preferred Stock to be redeemed, and second, to the extent funds remain legally available at such time to redeem shares of the Series BB Preferred Stock, the Corporation shall redeem shares of the Series BB Preferred Stock from holders thereof pro rata based on the aggregate Redemption Price of the Series BB Preferred Stock to be redeemed and third, to the extent funds remain legally available at such time to redeem shares of the Series AA2 Preferred Stock, the Corporation shall redeem shares of the Series AA2 Preferred Stock from holders thereof pro rata based upon the aggregate Redemption Price of the shares of Series AA2 Preferred Stock to be redeemed and fourth, to the extent funds remain legally available at such time to redeem shares of the Company’s Series AA1 Preferred Stock, the Corporation shall redeem shares of the Series AA1 Preferred Stock pro rata based upon the aggregate Redemption Price of the shares of Series AA1 Preferred Stock to be redeemed. Shares of the Preferred Stock that are subject to redemption but that have not been redeemed and the applicable Redemption Price paid or set aside with respect thereto due to insufficient legally available funds shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of such Preferred Stock until such shares have been redeemed and the applicable Redemption Price has been paid or set aside thereto. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed, at the applicable Redemption Price together with any accrued interest thereon as provided below, first, to the shares of Series CC Preferred Stock required to be redeemed, second, to the share of Series BB Preferred Stock required to be redeemed, third, to the shares of Series AA2 Preferred Stock required to be redeemed, and fourth, to the shares of Series AA1 Preferred Stock required to be redeemed. Upon a default in payment by the Corporation of the full Redemption Price applicable to each share of Preferred Stock for any reason, any redemption amount remaining due and in default shall bear interest at a rate of one percent (1%) per month, and such interest shall be paid at the time the Redemption Price for each such share of Preferred Stock remaining to be redeemed is paid.

4. On or prior to the first Redemption Date, the Corporation shall deposit the total aggregate Redemption Price of all shares of the Series CC Preferred Stock designated for redemption on all Redemption Dates and the applicable Redemption Price of the Series BB Preferred Stock, the Series AA2 Preferred Stock and the Series AA1 Preferred Stock designated for redemption on the first Redemption Date and not yet converted with a bank or trust company having aggregate capital and surplus in excess of $25,000,000 (the “Redemption Trustee”) as a trust fund for the benefit of the holders of the shares designated for redemption. On or prior to each subsequent Redemption Date, the Corporation shall deposit the applicable Redemption Price of all shares of the Series BB Preferred Stock, the Series AA2 Preferred Stock and the Series AA1 Preferred Stock designated for redemption on the applicable Redemption Date and not yet converted with the Redemption Trustee as a trust fund for the benefit of the holders of such shares designated for redemption. Any moneys deposited by the Corporation pursuant to this Section V.C.4 for the redemption of shares that are thereafter converted into shares of Class A Voting Common Stock pursuant to Section V.E. hereof shall be returned to the Corporation forthwith upon such conversion.

5. In the event any shares of Preferred Stock shall be redeemed pursuant to the provisions hereof, the shares so redeemed shall be cancelled and shall not be issuable by the Corporation.

D. Voting.

1. Voting Rights.

(a) Preferred Stock. Except as otherwise expressly provided herein or as required by law, the holder of each share of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class A Voting Common Stock into which such shares of the Preferred Stock could then be converted and shall have voting rights and powers equal to the voting rights and powers of the Class A Voting Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Class A Voting Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Class A Voting Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be reduced to the nearest whole number.

(b) Common Stock. Except as otherwise required by applicable law or as herein provided, the holders of the Class A Voting Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation. The number of authorized shares of Common Stock, and the number of authorized shares of Class A Voting Common Stock and Class B Nonvoting Common Stock, may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation, voting together as one class and giving effect to the voting rights of the holders of Preferred Stock pursuant to Section V.D.1(a). Except as otherwise required by applicable law, the holders of the Class B Nonvoting Common Stock shall not be entitled to vote.

2. Election of Directors. The composition of the Board of Directors shall be determined as follows: (i) the holders of the Series CC Preferred Stock, voting separately as a single class, shall be entitled to elect one (1) director of the Corporation, (ii) the holders of the Series BB Preferred Stock, voting separately as a single class, shall be entitled to elect one (1) director of the Corporation, (iii) the holders of the Series AA2 Preferred Stock and Series AA1 Preferred Stock, voting together as a single class, shall be entitled to elect until December 31, 2007, three (3) directors of the Corporation, and thereafter, two (2) directors of the Corporation, and (iv) the remaining directors shall be elected by all of the Corporation’s stockholders, voting together as a single class. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series CC Preferred Stock, Series BB Preferred Stock or Series AA2 Preferred Stock and Series AA1 Preferred Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section V.D.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series CC Preferred Stock, Series BB Preferred Stock or Series AA2 Preferred Stock and Series AA1 Preferred Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. In the case of any vacancy in the office of a director elected by the holders of a particular class or series of stock, the vacancy may be filled only by the vote of holders of such class or series of stock.

3. Protective Provisions.

(a) In addition to any other rights provided by law or as set forth in this Certificate of Incorporation, so long as any shares of Series CC Preferred Stock shall be outstanding, in addition to any consents required under applicable law or this Certificate of Incorporation, the Corporation shall not, whether by amendment or restatement of this Certificate of Incorporation, merger, consolidation or otherwise, without first obtaining the affirmative vote or written consent of the holders of not less than 62.5% of the then-outstanding shares of the Series CC Preferred Stock, consenting or voting separately as a class:

(i) alter or change the powers, rights, preferences or privileges of the Series CC Preferred Stock in a manner that materially and adversely affects the Series CC Preferred Stock (including any amendments to the conversion rights of the Series CC Preferred Stock contained in Sections V.E and V.F);

(ii) take any action that increases or decreases the total number of authorized shares of the Series CC Preferred Stock; or

(iii) issue or authorize the issuance of any new or existing class or classes or series of capital stock having, or issue or authorize the issuance of any shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having, or reclassify any outstanding capital stock to have, a preference or priority as to dividends, liquidation, redemption, conversion, registration rights, voting or assets senior to or on a parity with that of the Series CC Preferred Stock, other than the issuance of warrants to purchase up to 75,000 shares of the Series CC Preferred Stock to Equipment Lenders approved by the Corporation’s Board of Directors.

(b) In addition to any other rights provided by law or as set forth in this Certificate of Incorporation, so long as at least 1,935,180 shares of Series AA2 Preferred Stock or any shares of Series CC Preferred Stock or Series BB Preferred Stock shall be outstanding, in addition to any consents required under applicable law or this Certificate of Incorporation, the Corporation shall not, whether by amendment or restatement of this Certificate of Incorporation, merger, consolidation or otherwise, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then-outstanding shares of the Senior Preferred Stock, consenting or voting separately as a single class:

(i) take any action that alters or changes the powers, rights, preferences or privileges of the Senior Preferred Stock;

(ii) take any action that increases or decreases the total number of authorized shares of the Preferred Stock, or the Series AA1 Preferred Stock, Series AA2 Preferred Stock, the Series BB Preferred Stock or the Series CC Preferred Stock;

(iii) authorize any new class or classes or series of capital stock of the Corporation;

(iv) issue or authorize the issuance of any new or existing class or classes or series of capital stock, or issue or authorize the issuance of any shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having a preference or priority as to dividends, liquidation, redemption, conversion, registration rights, voting or assets senior to or on a parity with that of the Series CC

Preferred Stock, other than the issuance of warrants to purchase up to 75,000 shares of the Series CC Preferred Stock to Equipment Lenders approved by the Corporation’s Board of Directors;

(v) reclassify any shares of Common Stock;

(vi) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation or the Corporation’s Bylaws;

(vii) pay or declare any dividend or distribution on any shares of its capital stock, or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock, except for (1) the redemption of shares of Preferred Stock pursuant to Section V.C. hereof or (2) repurchases of shares from former employees, officers, directors, advisors or service providers upon termination of employment for a price not greater than the cash price paid by such former employees, officers, directors, advisors or service providers, pursuant to the terms of stock purchase agreements with such former employees, officers, directors, advisors or service providers providing for such repurchases at the original issuance prices for such shares and approved by the Board of Directors; provided that the aggregate amount paid in connection with all such repurchased shares within any twelve (12) month period shall not exceed $100,000;

(viii) merge or consolidate into or with, or consummate any share exchange with, any other entity;

(ix) sell, lease, exclusively license, convey, exchange, transfer or otherwise dispose of, in a transaction or series of transactions, (i) all or substantially all of the Corporation’s assets, or (ii) any assets that are material to the Corporation or its business, including intellectual property, other than non-exclusive licenses entered into in the ordinary course of business;

(x) take any action (or series of actions) that results in the stockholders of the Corporation immediately prior to such action (or immediately prior to the first of such series of actions) owning less than fifty percent (50%) of the outstanding voting capital stock of the Corporation on an as converted basis immediately after such action (or immediately after the last of such series of actions);

(xi) voluntarily or involuntarily liquidate, dissolve or wind up the Corporation or its business;

(xii) increase or decrease the authorized number of directors constituting the Board of Directors (except as provided in Section V.D.2. hereof);

(xiii) consummate any public offering of the Corporation’s capital stock, other than an offering that constitutes a Qualified Public Offering (as defined below);

(xiv) form or contribute capital or assets to, or make loans to, any subsidiary, joint venture or similar business entity;

(xv) change its principal line of business or enter into a new line of business that would cause the Corporation to be ineligible to receive investments as a portfolio company by a small business investment company under 13 C.F.R. 170.760(b) or any additional or successor regulation;

(xvi) make any significant change or alteration in the Corporation’s accounting policies or procedures other than as approved by the Board of Directors or the Audit Committee thereof, or as required by generally accepted accounting principles;

(xvii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, or incur any other indebtedness for borrowed money or pursuant to capital or operating lease obligations, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money and pursuant to capital and operating lease obligations following such action would exceed $2,500,000 excluding debt securities or other indebtedness incurred on or prior to May 18, 2007 and debt securities or other indebtedness pursuant to an equipment term loan substantially similar to equipment term loans with the Corporation’s equipment lenders (the “Equipment Lenders”) in effect on or prior to May 18, 2007; or

(xviii) enter into any agreement or commitment to do any of the foregoing.

E. Conversion Rights

1. Right to Convert. Each share of the Series AA1 Preferred Stock, the Series AA2 Preferred Stock, the Series BB Preferred Stock and the Series CC Preferred Stock shall be convertible at the option of the holder thereof, at any time after the issuance of such share, into fully paid and nonassessable shares of Class A Voting Common Stock of the Corporation. The number of shares of Class A Voting Common Stock into which each share of the Series AA1 Preferred Stock may be converted shall be determined by dividing the Series AA1 Original Purchase Price by the Series AA1 Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. The number of shares of Class A Voting Common Stock into which each share of the Series AA2 Preferred Stock may be converted shall be determined by dividing the Series AA2 Original Purchase Price by the Series AA2 Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. The number of shares of Class A Voting Common Stock into which each share of Series BB Preferred Stock may be converted shall be determined by dividing the Series BB Original Purchase Price by the Series BB Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. The number of shares of Class A Voting Common Stock into which each share of Series CC Preferred Stock may be converted shall be determined by dividing the Series CC Original Purchase Price by the Series CC Conversion Price (determined as hereinafter provided) in effect at the time of the conversion.

Before any adjustment is required pursuant to Section F, the “Series AA1 Conversion Price” shall be equal to the Series AA1 Original Purchase Price, the “Series AA2 Conversion Price” shall be equal to the Series AA2 Original Purchase Price, the “Series BB Conversion Price” shall be equal to the Series BB Original Purchase Price and the “Series CC Conversion Price” shall be equal to the Series CC Original Purchase Price. The Series AA1 Conversion Price, Series AA2 Conversion Price, Series BB Conversion Price and the Series CC Conversion Price shall hereinafter also each be referred to as the “Conversion Price.”

2. Mechanics of Conversion. The holder of any shares of the Preferred Stock may exercise the conversion rights as to such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or a number of such shares represented by the certificate or certificates. Such notice shall also state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Voting Common Stock to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable thereafter the Corporation shall issue and deliver to such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Class A Voting Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Class A Voting Common Stock as provided in Section V.E.3. The holder shall be deemed to have become a stockholder of record of the Class A Voting Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of the Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall as promptly as practicable issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Preferred Stock representing the unconverted portion of the certificate so surrendered.

3. Fractional Shares. No fractional shares of Class A Voting Common Stock or scrip shall be issued upon conversion of shares of the Preferred Stock. If more than one share of the Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Class A Voting Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Preferred Stock so surrendered. Instead of any fractional shares of Class A Voting Common Stock that would otherwise be issuable upon conversion of any shares of the Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined in good faith by the Corporation’s Board of Directors.

4. Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Class A Voting Common Stock on conversion of the Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of

Class A Voting Common Stock in a name other than that in which the Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5. Reservation of Common Stock. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Class A Voting Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Class A Voting Common Stock deliverable upon the conversion of the Preferred Stock from time to time outstanding. The Corporation shall from time to time obtain necessary director and stockholder approvals, in accordance with the laws of the State of Delaware, to increase the authorized amount of its Class A Voting Common Stock if at any time the authorized amount of its Class A Voting Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Preferred Stock at the time outstanding, and shall take all such actions as are necessary to increase such authorized amount of Class A Voting Common Stock upon obtaining such approvals. Before taking any action that would cause an adjustment reducing the then-applicable Conversion Prices below the then-par value of the shares of Class A Voting Common Stock issuable upon the conversion of the Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Voting Common Stock at such adjusted Conversion Prices.

6. Reclassifications and Other Changes. If the Class A Voting Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section V.F.1), then and in each such event the holder of each share of the Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Class A Voting Common Stock into which such shares of such Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

7. Consolidation; Merger; Sale of Assets. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale treated as a Liquidating Event pursuant to Section V.B.3 above), each share of the Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Class A Voting Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions of Sections V.E. and V.F. with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth in Sections V.E. and V.F. shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Preferred Stock.

8. Registration and Listing. If any shares of Class A Voting Common Stock to be reserved for the purpose of conversion of shares of the Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

9. Validly Issued; etc. All shares of Class A Voting Common Stock that may be issued upon conversion of the shares of the Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

10. Shares of Preferred Stock Upon Conversion. In case any shares of the Preferred Stock shall be converted pursuant to Sections V.E. or V.G. hereof, the shares so converted shall be cancelled and shall not thereafter be subject to reissuance by the Corporation.

F. Adjustment of Conversion Price. Each Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows.

1. Stock Splits, Dividends and Combinations. In case the Corporation shall at any time subdivide the outstanding shares of Class A Voting Common Stock or shall issue a dividend in Class A Voting Common Stock on its outstanding Class A Voting Common Stock, the applicable Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Class A Voting Common Stock into a lesser number of shares of Class A Voting Common Stock, the applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased, concurrently with the effectiveness of such subdivision, dividend or combination, as the case may be.

2. Noncash Dividends, Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:

(i) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution, payable otherwise than in cash; or

(ii) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(iii) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another Corporation that is not a Liquidating Event or conveyance of all or substantially all of the assets of the Corporation to another Corporation that is not a Liquidating Event;

then, and in any such case, the Corporation shall cause to be mailed to the transfer agent for the Preferred Stock and to the holders of record of the outstanding Preferred Stock, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up. Such notice requirement may be waived in writing by holders of a majority of the Preferred Stock, voting separately as a single class.

3. Issuances at Less Than the Conversion Price. Upon the issuance or sale by the Corporation of:

(i) any share of capital stock other than Stock Purchase Rights and Convertible Securities (“Stock”) for a consideration per share less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale; or

(ii) any Stock Purchase Rights where the consideration per share for which shares of Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than the applicable Conversion Price in effect immediately prior to the time of the issue or sale of such Stock Purchase Rights; or

(iii) any Convertible Securities where the consideration per share for which shares of Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the applicable Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities;

other than an issuance of Common Stock pursuant to Subsections F.1 or F.6 hereof (any such issuance shall be referred to hereinafter as a “Dilutive Issuance”), then forthwith upon such issue or sale, the Series AA2 Conversion Price, the Series BB Conversion Price or the Series CC Conversion Price, as applicable, shall be reduced concurrently with such issue in order to increase the number of shares of Common Stock into which the Series AA2 Preferred Stock, Series BB Preferred Stock or Series CC Preferred Stock as applicable, is convertible to a price (calculated to the nearest cent) determined by the following formula:

CP1 = CP *	N + C
N + AS

where:

CP1	=	the Conversion Price as so adjusted;

CP	=	the former Conversion Price immediately prior to the Dilutive Issuance;

N	=	the number of shares of Common Stock outstanding immediately prior to such issuance (or deemed issuance) assuming exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock;

C	=	the number of shares of Common Stock that the aggregate consideration received or deemed to be received by the Corporation for the total number of additional securities so issued or deemed to be issued would purchase if the purchase price per share were equal to the then existing Conversion Price; and

AS	=	the number of shares of Common Stock so issued or deemed to be issued.

Notwithstanding the foregoing, no Conversion Price shall at such time be reduced if such reduction would be an amount less than $0.01, but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

4. Definitions. For purposes of this Section V.F., the following provisions will be applicable:

(i) “Convertible Securities” shall mean evidences of indebtedness, shares of stock (including, without limitation, the Preferred Stock) or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, shares of Stock.

(ii) “Stock Purchase Rights” shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Stock or any Convertible Securities.

(iii) Convertible Securities and Stock Purchase Rights shall be deemed outstanding and issued or sold at the time of such issue or sale.

(iv) Determination of Consideration. The “consideration actually received” by the Corporation for the issuance, sale, grant or assumption of shares of Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

(1) Cash Payment. In the case of cash, the net amount received by the Corporation after deduction of any accrued interest or dividends and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issue or sale;

(2) Noncash Payment. In the case of consideration other than cash, the value of such consideration, which shall not include the value of any Convertible Securities being converted or exchanged, as determined by the Board of Directors in good faith, after deducting any accrued interest or dividends; and

(3) Stock Purchase Rights and Convertible Securities. The total consideration, if any, received by the Corporation as consideration for the issuance of the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case after deducting any accrued interest or dividends.

5. Readjustment of Conversion Price. In the event of any change in (i) the consideration, if any, payable upon exercise of any Stock Purchase Rights or upon the conversion or exchange of any Convertible Securities or (ii) the rate at which any Convertible Securities are convertible into or exchangeable for shares of Stock, the applicable Conversion Price as computed upon the original issue thereof shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed purchase price, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, the applicable Conversion Price then in effect shall forthwith be increased to the Conversion Price that would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Conversion Price pursuant to this Section V.F.5 shall (i) increase the applicable Conversion Price by an amount in excess of the adjustment originally made to the Conversion Price in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities or (ii) require any adjustment to the amount paid or number of shares of Stock received by any holder of the Series AA2 Preferred Stock, Series BB Preferred Stock or Series CC Preferred Stock upon any conversion of any share of the Series AA2 Preferred Stock, Series BB Preferred Stock or Series CC Preferred Stock prior to the date upon which such readjustment to the Conversion Price shall occur.

6. Exclusions. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series AA2 Conversion Price, Series BB Conversion Price or Series CC Conversion Price in the case of (a) the issuance or sale of options, or the shares of stock issuable upon exercise of such options, to purchase up to Eleven Million Five Hundred Seventy-One Thousand Four Hundred Twenty-Nine (11,571,429) shares of Class A Voting Common Stock, subject to Recapitalizations with respect to such shares, to directors, officers, employees or consultants of the Corporation pursuant to stock options or stock purchase plans or agreements, whether “qualified” for tax purposes or not, pursuant to and as set forth in plans or arrangements approved by the Board of Directors, (b) the issuance of Class A Common Stock upon conversion of the Series AA1 Preferred Stock, the Series AA2 Preferred Stock, the Series BB Preferred Stock and the Series CC Preferred Stock, (c) the issuance of shares of Common Stock or Preferred Stock issued by way of dividend or other comparable distribution on the shares of Series AA1

Preferred Stock, Series AA2 Preferred Stock, Series BB Preferred Stock or Series CC Preferred Stock in accordance with Section V.A. hereof, (d) the issuance of warrants to lending institutions or equipment lessors, issued pursuant to equipment financing arrangements; provided that each such issuance is approved by the Board of Directors and that the aggregate number of shares of Common Stock or securities exercisable for or convertible into Common Stock issued pursuant to this clause (d) shall not exceed one percent (1%) of the fully-diluted capitalization of the Corporation at the time of issuance (assuming the exercise or conversion of all Stock Purchase Rights (as defined in Section V.F) or Convertible Securities (as defined in Section V.F) into Common Stock), (e) shares of Common Stock, or securities exercisable for or convertible into Common Stock or Convertible Securities, issued in connection with a strategic or collaborative relationship with, or the acquisition of, another company by the Corporation pursuant to a plan, agreement or other arrangement approved by the Board of Directors; provided that the aggregate number of shares of Common Stock or securities exercisable for or convertible into Common Stock issued pursuant to this clause (e) shall not exceed five percent (5%) of the fully-diluted capitalization of the Corporation at the time of issuance (assuming the exercise or conversion of Stock Purchase Rights or Convertible Securities into Common Stock) at the time of issuance, or (f) the issuance of shares of Common Stock or Convertible Securities issuable upon exercise or conversion of the warrants or other Convertible Securities provided for in subsections (d) or (e) above. The issuances or sales described in the preceding clauses (a)—(f) shall be ignored for purposes of calculating any adjustment to any Conversion Price.

7. Computation of Adjustment. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section F, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof, and prepare and furnish to each holder of the Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written notice at any time of any holder of the Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s shares.

8. No Adjustment of Conversion Price. No adjustment in the Series AA2 Conversion Price, the Series BB Conversion Price or the Series CC Conversion Price, as applicable, shall be made as the result of a Dilutive Issuance pursuant to Section V.F.3 if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series AA2 Preferred Stock, a majority of the then outstanding shares of Series BB Preferred Stock or at least sixty-two and one-half percent (62.5%) of the then outstanding shares of Series CC Preferred Stock, as applicable, agreeing that no such adjustment shall be made in the Conversion Price of such series of Preferred Stock as the result of the Dilutive Issuance.

G. Mandatory Conversion

1. Preferred Stock. Each share of the Preferred Stock shall automatically be converted into shares of Class A Voting Common Stock at the then-applicable conversion rate upon the occurrence of (i) a closing of a fully-marketed underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Corporation where the price per share to the public is not less than $3.54, subject to adjustment for Recapitalizations with respect to such shares, with gross cash proceeds to the Company (before underwriting discounts, commissions and fees) of at least $40,000,000 (a “Qualified Public Offering”), or (ii) the affirmative vote of the holders of (a) a majority of the outstanding shares of Series AA2 Preferred Stock, Series BB Preferred Stock and Series CC Preferred Stock, voting together as a single class, on an as-converted basis and (b) at least sixty-two and one-half percent (62.5%) of the outstanding shares of Series CC Preferred Stock, voting as a separate class. All holders of record of shares of the Preferred Stock will be given at least twenty (20) days prior written notice of the date fixed for mandatory conversion of the Preferred Stock under this Section V.G.1 and the event causing the mandatory conversion of the Preferred Stock into Class A Voting Common Stock. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of the Preferred Stock at such holder’s address as shown in the records of the Corporation.

2. Mechanics of Conversion. The mechanics for conversion and other provisions relating to conversion of Preferred Stock into Class A Voting Common Stock set forth elsewhere in this Certificate of Incorporation shall apply to the mandatory conversion of Preferred Stock pursuant to Section V.G.1.

3. Class B Nonvoting Common Stock.

(a) Elective Conversion. Shares of Class B Nonvoting Common Stock shall be converted on a one-for-one (1-for-1) share basis, as adjusted for stock dividends, stock divisions or combinations, into shares of Class A Voting Common Stock as and when declared by the Board of Directors and approved by the holders of sixty-five percent (65%) of the then issued and outstanding shares of Class A Voting Common Stock.

(b) Initial Public Offering. Each share of Class B Nonvoting Common Stock which remains outstanding immediately prior to the date of the closing of a closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Corporation (the “IPO”) shall automatically be converted into one (1) share of Class A Voting Common Stock, as adjusted for stock dividends, stock divisions or combinations immediately prior to, and contingent upon, the closing of the IPO.

(c) Mechanics of Conversion of Common Stock. All holders of shares of Class B Nonvoting Common Stock subject to the mandatory conversion provisions set forth in Sections V.G.4(a) and (b) above shall be given at least ten (10) days prior written notice of the date fixed and place designated for mandatory conversion of the Class B Nonvoting Common Stock. Such notice shall be sent by first class mail, postage pre-paid, to each holder of the Class B Nonvoting Common Stock at such holder’s address as shown on the records of the Corporation. On or before the date so fixed for conversion, each such holder of shares of Class B Nonvoting Common Stock shall surrender his certificate(s) for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificate(s) for the number of shares of Class A Voting Common Stock to which the holder is entitled.

ARTICLE VI

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Elections of directors may be, but shall not be required to be, by written ballot.

ARTICLE VIII

No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not limit or eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or any successor provision, (iv) for any transaction from which such director derived an improper personal benefit, or (v) acts or omissions occurring prior to the date of the effectiveness of this provision.

Furthermore, notwithstanding the foregoing provision, in the event that the General Corporation law of Delaware is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

This provision shall not affect any provision permitted under the General Corporation Law of Delaware in the certificate of incorporation, Bylaws or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this provision shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law of Delaware permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of Delaware.

Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.